UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware	001-32833	41-2101738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 East 9th Street, Suite 3000, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2960

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant’s under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with John Leary

On July 30, 2012, the Company and John Leary, Executive Vice President of the Company entered into an employment agreement to serve as executive vice president of the Company. The employment agreement is substantially in the same form as those of Messrs. Rufus, Laubenthal, Henderson, Iversen, Palmer and Skulina, except that the Company is in the process of eliminating perquisites for officers so Mr. Leary's agreement does not contain any entitlement to any perquisites, such as an automobile or country club and that Mr. Leary's agreement does not have an automatic renewal provision. Unless earlier terminated by the Company or the applicable executive, the initial term of the employment agreement expires on October 1, 2015. Under the terms of the employment agreement, Mr. Leary is entitled to receive an annual base salary of not less than $335,000 until September 30, 2012 and $348,500 thereafter, subject to annual review. Further, Mr. Leary’s bonus target has been set at 65% of his annual base salary. In addition, under the terms of the applicable employment agreement, Mr. Leary is entitled to participate in employee benefit plans, programs and arrangements that the Company may maintain from time to time for our senior officers.

The employment agreement provides that if Mr. Leary is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Leary’s employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or if his employment terminates due to his death or disability, the Company will pay, in substantially equal installments over a 12-month period, an amount equal to one times his salary plus one times the greater of the all of the bonuses paid or payable to him for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which his employment terminates, determined in accordance with the Company’s bonus program(s) if any.

During the term of Mr. Leary’s employment and following any termination thereof, for a period of 24 months, he will be prohibited from engaging in any business that competes with any business of the Company or its subsidiaries. In addition, during the term of his employment and for the two-year period following the termination of his employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, the Company or any of its subsidiaries during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with the Company or such subsidiary. Under the terms of his employment agreement, Mr. Leary is also subject to certain confidentiality and non-disclosure obligations, and the Company has agreed, so long as he is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

The employment agreement of Mr. Leary is filed with this Report as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

10.1	Employment Agreement, dated July 30, 2012, between John Leary and TransDigm Group Incorporated

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By:	/s/ Gregory Rufus
Gregory Rufus, Executive Vice President, Chief Financial Officer and Secretary

Date: July 31, 2012